Exhibit 99.1
Contacts:	Paul S. Weiner	Michele M. Szynal
	Chief Financial Officer	The Gillette Company
	Palomar Medical Technologies Inc	617-421-7086
	781-993-241	michele_szynal@gillette.com
ir@palmed.com

PALOMAR MEDICAL AND GILLETTE SIGN AGREEMENT TO
DEVELOP A HOME-USE, LIGHT-BASED HAIR REMOVAL DEVICE FOR WOMEN

        BURLINGTON, MA (February 19, 2003) — Palomar Medical Technologies Inc (Nasdaq:PMTI) and The Gillette Company (NYSE: G) said today that they signed an agreement to complete development and potentially commercialize a patented home-use, light-based hair removal device for women.

        The agreement provides for up to $7 million in support of development to be paid by Gillette over approximately 30 months.

        Commenting on the agreement, Palomar Chief Executive Officer Joseph P. Caruso said, “This agreement with Gillette marks the beginning of a new phase for Palomar. More than seven years ago, we embarked on research to develop and introduce Palomar’s light-based hair removal technology to the mass market. Gillette is the world leader in innovative shaving products and systems, with a global manufacturing and distribution capability. We believe that we are positioned with the best possible partner. “

        “We believe that Palomar Medical Technologies is the premiere company in the area of light-based removal of hair for women,” said Michael Buckley, Director, Emerging Technology Ventures, The Gillette Company. “Our licensing agreement with Palomar is part of our overall effort to be well-positioned and knowledgeable on all hair removal technology. Our agreement provides for continued research and development of light-based technology and even possible product commercialization, if testing and regulatory requirements are met.”

        Further details of the agreement are contained in a corresponding filing with the Securities and Exchange Commission.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments and is the first company to obtain clearance from the FDA for “permanent hair reduction.” New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications, including fat reduction, acne treatment and skin rejuvenation.

— more —

        Palomar pioneered the optical hair removal field, when, in 1996, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in laser hair removal have been based on Palomar technology. There are now millions of laser hair removal procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palmed.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website

        About Gillette: Headquartered in Boston, Mass., The Gillette Company is the world leader in male grooming, a category that includes blades, razors and shaving preparations. Gillette also holds the number one position worldwide in selected female grooming products, such as wet shaving products and hair epilation devices. In addition, the Company is the world leader in alkaline batteries and manual and power toothbrushes.

_________________